Evoqua Water Technologies Reports Second Quarter 2023 Results
Second Quarter 2023 Financial Highlights:
•Revenue of $477.8 million, an increase of 12.0% compared to the prior year period; organic revenue growth of 11.6%
•Net income of $10.6 million, an increase of 43.2% compared to the prior year period
•Adjusted EBITDA of $88.5 million, an increase of 20.9% compared to the prior year period

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its second quarter ended March 31, 2023.
Revenue for the second quarter of fiscal year 2023 was $477.8 million, compared to $426.7 million in the prior year period, an increase of 12.0%, or $51.1 million. Organic revenue growth contributed 11.6%, or $49.6 million, driven by favorable price realization and higher volume for products and services across most regions and product lines. Inorganic revenue contributed $5.3 million, primarily related to our acquisition of Smith Engineering in July 2022. Revenue was unfavorably impacted by $3.8 million in the period related to foreign currency translation. Net income for the quarter was $10.6 million, resulting in diluted earnings per share (“EPS”) of $0.08, as compared to net income of $7.4 million and diluted EPS of $0.06 in the prior year period. The increase in net income of 43.2%, or $3.2 million, was favorably impacted by increased revenues and related profit. These benefits were partially offset by increased operating expenses as compared to the prior period, specifically higher legal expenses and other consulting fees associated with various matters and pending transactions, including the proposed merger transaction with Xylem Inc., as well as higher wages and other costs associated with acquisitions and inflation. The Company also recorded a loss of $4.5 million related to the sale of a business and impairment of a long-lived asset. The increased operating costs and losses were somewhat mitigated by non-cash foreign currency translation gains in the current period. Adjusted EBITDA for the quarter was $88.5 million, as compared to $73.2 million in the prior year period, an increase of 20.9%, or $15.3 million. See the “Use of Non-GAAP Measures” section below for additional information regarding adjusted EBITDA.
“Our second quarter results were quite strong, with improvements across most key financial metrics,” said Ron Keating, Evoqua President and CEO. “Revenues were up 12.0% over the prior year period, broadly distributed across most regions and product lines. Overall market demand continues to be strong, our book to bill ratio was again over 1.0, and ISS backlog grew double digits over the prior year. Adjusted EBITDA and adjusted EBITDA margin achieved record levels for a second fiscal quarter, and we are very pleased with our performance improvements.”
Mr. Keating continued, “Our price / cost ratio continues to be positive and contributed favorably to margin expansion. We are seeing inflationary pressures stabilizing and material availability across most commodities and components recovering. We expect pricing and availability to continue to improve throughout the second half of our fiscal year. Inventories are up year-over-year supporting strong sales and order book growth but have come down from the prior quarter, leading to an improvement in net working capital. Operating cash flow increased year-over-year and sequentially compared to the prior quarter, driven by EBITDA performance and working capital improvements.”
Mr. Keating concluded, “We are pleased to have acquired the Texas based industrial water service business from Kemco Systems in February, further strengthening Evoqua's service footprint in the Texas market. Having announced our combination with Xylem in January, 2023 is shaping up to be a transformative year for the company. I appreciate the dedication and focused execution from our entire team as we delivered outstanding first half results.”
Dissemination of Company Information
The Company intends to make future announcements regarding developments and financial performance through the Investor Relations section of its website, as well as through press releases, filings with the Securities and Exchange Commission (the “SEC”), conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services, and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 150 locations across nine countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.®

Non-GAAP Financial Measures
This press release contains references to adjusted EBITDA, a financial measure that is not calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). This non-GAAP financial measure is provided as additional information for investors. We believe this non-GAAP financial measure is helpful to management and investors in highlighting trends in our operating results and provides greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions relating to capital structure, the tax jurisdictions in which we operate and capital investments. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Use of Non-GAAP Measures” section below.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “progress,” “potential,” “predict,” “projection,” “seek,” “should,” “will,” or “would” or the negative thereof or other variations thereon or comparable terminology. All of these forward-looking statements are based on our current expectations, assumptions, estimates, and projections. While we believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, the failure to complete the proposed transaction with Xylem Inc. (“Xylem”) (the “Merger”) on the anticipated terms and timing, or at all; the failure to obtain stockholder approvals or to satisfy any of the other conditions to the Merger on a timely basis or at all, or other delays in completing the Merger; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger); the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Company’s merger agreement with Xylem; the possibility that the Merger may be less accretive than expected, or may be dilutive; the possibility that the anticipated benefits of the Merger will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where the Company and Xylem do business; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities, as a result of the Merger; the risk that stockholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability; the effect of the announcement of the Merger on our ability to maintain relationships with customers, suppliers, and other third parties; uncertainty as to the long-term value of Xylem’s common stock; material, freight, and labor inflation, commodity and component availability constraints, and disruptions in global supply chains and transportation services; general global economic and business conditions, including the impacts of rising interest rates, recessionary conditions, geopolitical conflicts, such as the conflict between Russia and Ukraine and tensions between China and the U.S., and the COVID-19 pandemic; our ability to execute projects on budget and on schedule; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our own and our customers’ safety standards; failure to effectively treat emerging contaminants; our ability to continue to develop or acquire new products, services and solutions that allow us to compete successfully in our markets; our ability to implement our growth strategy, including acquisitions, and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably; our ability to achieve the expected benefits of our restructuring actions; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; our ability to retain our senior management, skilled technical, engineering, sales, and other key personnel and to attract and retain key talent in increasingly competitive labor markets; including as a result of the announcement of the Merger; risks associated with international sales and operations; our ability to adequately protect our intellectual property from third-party infringement; risks related to our contracts with federal, state, and local governments, including risk of termination or modification prior to completion; risks associated with product defects and unanticipated or improper use of our products; our ability to accurately predict the timing of contract awards; risks related to our substantial indebtedness; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to foreign, federal, state and local environmental, health and safety laws and other applicable laws and regulations and the costs associated therewith; our ability to execute on our strategies related to environmental, social, and governance matters, and achieve related goals and targets, including as a result of evolving standards, laws, regulations, processes, and assumptions, delayed scientific and technological developments, increased costs, and changes in carbon markets; and other risks and uncertainties, including those listed under Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC on November 16, 2022, and in other filings we may make from time to time with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the Merger, the expected timing of completion of the Merger, expectations for fiscal year 2023, expectations related to customer demand, our book to bill ratio, pricing initiatives, supply chain challenges, inflation, material and labor availability, and general macroeconomic conditions, and expectations with respect to the integration and performance of our recent acquisitions, including the realization of expected synergies. Any forward-looking statements made in this press release speak only as of the date of this release. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise after the date of this release. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Revenue from product sales and services	$477,797	$426,728	$913,643	$792,996
Cost of product sales and services	(325,901)	(297,842)	(631,438)	(553,602)
Gross profit	$151,896	$128,886	$282,205	$239,394
General and administrative expense	(77,758)	(66,976)	(141,834)	(124,805)
Sales and marketing expense	(43,215)	(39,859)	(83,601)	(76,308)
Research and development expense	(4,582)	(3,751)	(8,417)	(7,203)
Total operating expenses	$(125,555)	$(110,586)	$(233,852)	$(208,316)
Other operating (expense) income, net	(2,884)	1,272	(1,664)	2,782
Income before interest expense and income taxes	$23,457	$19,572	$46,689	$33,860
Interest expense	(10,303)	(9,950)	(20,377)	(16,529)
Income before income taxes	$13,154	$9,622	$26,312	$17,331
Income tax expense	(2,522)	(2,248)	(6,412)	(3,869)
Net income	$10,632	$7,374	$19,900	$13,462
Net income attributable to non‑controlling interest	—	44	—	145
Net income attributable to Evoqua Water Technologies Corp.	$10,632	$7,330	$19,900	$13,317
Basic income per common share	$0.09	$0.06	$0.16	$0.11
Diluted income per common share	$0.08	$0.06	$0.16	$0.11

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	March 31, 2023	September 30, 2022
ASSETS
Current assets	$844,441	$831,389
Cash and cash equivalents	113,243	134,005
Receivables, net	303,855	305,712
Inventories, net	240,713	229,351
Contract assets	115,461	102,123
Other current assets	59,547	60,198
Current assets held for sale	11,622	—
Property, plant, and equipment, net	414,080	405,289
Goodwill	468,929	473,572
Intangible assets, net	299,302	317,733
Operating lease right-of-use assets, net	56,568	53,540
Other non-current assets	96,517	109,340
Non-current assets held for sale	29,733	—
Total assets	$2,209,570	$2,190,863
LIABILITIES AND EQUITY
Current liabilities	$474,491	$483,716
Accounts payable	216,893	213,518
Current portion of debt, net of deferred financing fees and discounts	19,376	17,266
Contract liabilities	75,512	62,439
Accrued expenses and other liabilities	153,110	178,272
Other current liabilities	9,113	12,221
Current liabilities held for sale	487	—
Non-current liabilities	995,774	997,054
Long-term debt, net of deferred financing fees and discounts	853,599	863,534
Obligation under operating leases	45,650	43,961
Other non-current liabilities	93,822	89,559
Non-current liabilities held for sale	2,703	—
Total liabilities	$1,470,265	$1,480,770
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 123,944 shares, outstanding 122,280 at March 31, 2023; issued 123,411 shares, outstanding 121,747 at September 30, 2022	$1,240	$1,235
Treasury stock: 1,664 shares at March 31, 2023 and 1,664 shares at September 30, 2022	(2,837)	(2,837)
Additional paid-in capital	620,056	607,748
Retained earnings	80,916	61,016
Accumulated other comprehensive income, net of tax	39,930	42,931
Total shareholders’ equity	$739,305	$710,093
Total liabilities and shareholders’ equity	$2,209,570	$2,190,863

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months Ended March 31,
	2023	2022
Operating activities
Net income	$19,900	$13,462
Reconciliation of net income to cash flows (used in) provided by operating activities:
Depreciation and amortization	66,647	61,156
Amortization of deferred financing fees	943	926
Deferred income taxes	3,195	592
Share-based compensation	12,200	10,589
Gain on sale of property, plant and equipment	(1,403)	(61)
Loss (gain) on sale of business	2,857	(193)
Impairment of long-lived assets	1,703	—
Foreign currency exchange (gains) losses on intercompany loans and other non-cash items	(9,805)	3,728
Changes in assets and liabilities	(62,050)	(61,051)
Net cash provided by operating activities	34,187	29,148
Investing activities
Purchase of property, plant, and equipment	(53,211)	(36,320)
Purchase of intangibles	(2,479)	(1,582)
Proceeds from sale of property, plant, and equipment	3,621	1,940
Proceeds from sale of business, net of cash of $0 and $0	67	356
Acquisitions	816	(194,976)
Net cash used in investing activities	(51,186)	(230,582)
Financing activities
Borrowing of debt	157,774	223,793
Repayment of debt	(166,542)	(33,362)
Repayment of finance lease obligation	(7,156)	(6,571)
Receipt of earn-out related to previous acquisitions	7,824	—
Proceeds from issuance of common stock	4,700	5,274
Taxes paid related to net share settlements of share-based compensation awards	(4,734)	(5,144)
Distribution to non‑controlling interest	—	(100)
Net cash used in financing activities	(8,134)	183,890
Effect of exchange rate changes on cash	4,371	800
Change in cash and cash equivalents	(20,762)	(16,744)
Cash and cash equivalents
Beginning of period	134,005	146,244
End of period	$113,243	$129,500

Revenue
Revenue is used by management to evaluate the performance of our business. Revenue growth is primarily related to organic and inorganic factors. Organic revenue growth, as a component of revenue growth, is defined as period over period revenue growth without (i) the impact from acquisitions and divestitures during the first 12 months following the closing of the acquisition or divestiture, which we refer to as inorganic impact, and (ii) the impact of foreign currency translation. Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. We disregard the effect of foreign currency translation from organic revenue growth because foreign currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. The effect of acquisitions and divestitures during the first 12 months following the closing of the acquisition or divestiture are excluded because they can obscure underlying business trends and make comparisons of long-term performance difficult between the Company and its peers due to the varying nature, size, and number of transactions from period to period.
Components of our revenue growth for the three months ended March 31, 2023 and 2022 are as follows:

	Evoqua Water Technologies		Integrated Solutions and Services		Applied Product Technologies
(In millions)	$ Change	% Change	$ Change	% Change	$ Change	% Change
Three months ended March 31, 2021 total revenue	$346.6	n/a	$224.2	n/a	$122.4	n/a
Organic	36.7	10.6%	25.6	11.4%	11.1	9.1%
Inorganic	45.1	13.0%	45.1	20.1%	—	—%
Foreign currency translation	(1.7)	(0.5)%	(0.1)	—%	(1.6)	(1.3)%
Three months ended March 31, 2022 total revenue	$426.7	23.1%	$294.8	31.5%	$131.9	7.8%
Organic	49.6	11.6%	29.6	10.0%	20.0	15.2%
Inorganic	5.3	1.2%	5.3	1.8%	—	—%
Foreign currency translation	(3.8)	(0.8)%	(0.8)	(0.2)%	(3.0)	(2.3)%
Three months ended March 31, 2023 total revenue	$477.8	12.0%	$328.9	11.6%	$148.9	12.9%

Use of Non-GAAP Measures
The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. We use the non-GAAP financial measures EBITDA and adjusted EBITDA in evaluating the strength and financial performance of our core business.
EBITDA and Adjusted EBITDA
EBITDA, which is a non-GAAP financial measure, is defined as net income (loss) before interest expense, income tax benefit (expense), and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense), and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, share-based compensation, transaction costs, and other gains, losses and expenses that we believe do not directly reflect our underlying business operations.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate and compare operating performance and value companies within our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions relating to capital structure, the tax jurisdictions in which we operate and capital investments. In addition, adjusted EBITDA highlights true business performance by removing the impact of certain items that management believes do not directly reflect our underlying operations and provides investors with greater visibility into the ongoing organic drivers of our business performance.

Management uses adjusted EBITDA to supplement GAAP measures of performance as follows:

•to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;
•in our management incentive compensation, which is based in part on components of adjusted EBITDA;
•in certain calculations under our senior secured credit facilities, which use components of adjusted EBITDA;
•to evaluate the effectiveness of our business strategies;
•to make budgeting decisions; and
•to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. Adjusted EBITDA on a segment basis is defined as earnings before depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. Adjusted EBITDA of the reportable operating segments do not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs and integration costs) and share-based compensation charges.
EBITDA and Adjusted EBITDA should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP. The financial results prepared in accordance with GAAP and the reconciliations from these results included below should be carefully evaluated. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, other companies in our industry or across different industries may calculate adjusted EBITDA differently.

The following is a reconciliation of our net income to EBITDA and adjusted EBITDA (unaudited):

	Three Months Ended March 31,				Six Months Ended March 31,
(In millions)	2023	2022		Variance(1)	2023	2022		Variance(1)
Net income	$10.6	$7.4		43.2%	$19.9	$13.5		47.4%
Income tax expense	2.5	2.2		13.6%	6.4	3.9		64.1%
Interest expense	10.3	10.0		3.0%	20.4	16.5		23.6%
Operating profit	$23.4	$19.6		19.4%	$46.7	$33.9		37.8%
Depreciation and amortization	33.4	32.6		2.5%	66.6	61.2		8.8%
EBITDA	$56.8	$52.2		8.8%	$113.3	$95.1		19.1%
Restructuring and related business transformation costs(a)	1.4	1.8		(22.2)%	3.1	3.2		(3.1)%
Purchase accounting adjustment costs(b)	—	2.6		(100.0)%	—	2.6		(100.0)%
Share-based compensation(c)	6.9	6.1		13.1%	13.2	11.4		15.8%
Transaction costs(d)	18.0	4.0		350.0%	21.3	4.9		334.7%
Other losses (gains) and expenses(e)	5.4	6.5		(16.9)%	10.3	10.3		—%
Adjusted EBITDA	$88.5	$73.2		20.9%	$161.2	$127.5		26.4%

Revenue	$477.8	$426.7		12.0%	$913.6	$793.0		15.2%

Net income as a percent of revenue	2.2%	1.7%	50	bps	2.2%	1.7%	50	bps
Adjusted EBITDA margin	18.5%	17.2%	130	bps	17.6%	16.1%	150	bps

(a)Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:
(i)Certain costs and expenses in connection with various restructuring initiatives, including severance and other employee-related costs, relocation and facility consolidation costs and third-party consultant costs to assist with these initiatives. This includes:
(A)amounts related to the Company’s restructuring initiatives to reduce the cost structure and rationalize location footprint;
(B)amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure.
(ii)Legal settlement costs and intellectual property related fees, including fees and settlement costs associated with legacy matters related to product warranty litigation on MEMCOR® products and certain discontinued products. Memcor ® is a trademark of Rohm & Haas Electronic Materials Singapore Pte. Ltd.
(iii)Expenses associated with our information technology and functional infrastructure transformation, including activities to optimize information technology systems and functional infrastructure processes.

(b)Purchase accounting adjustment costs
Adjusted EBITDA is calculated prior to considering adjustments for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of the acquisition of the Mar Cor Business.
(c)Share-based compensation
Adjusted EBITDA is calculated prior to considering share-based compensation expenses related to equity awards. See Note 17, “Share-Based Compensation,” to our Unaudited Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the six months ended March 31, 2023 for further detail.
(d)Transaction costs
Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Integration and restructuring costs associated with a business combination may occur over several years and include, but are not limited to, consulting fees, legal fees, certain employee-related costs, facility consolidation and product rationalization costs and fair value changes associated with contingent consideration.
(e)Other losses (gains) and expenses
Adjusted EBITDA is calculated prior to considering certain other significant losses, (gains) and expenses. For the periods presented such events include the following:
(i)impact of foreign exchange gains and losses; and
(ii)legal fees and settlement costs incurred in excess of amounts covered by the Company’s insurance related to securities litigation and SEC investigation matters; and
(iii)loss on sale of the Filtration Business within the Integrated Solutions and Services Segment; and
(iv)impairment of certain long-lived assets related to product rationalization in the electro-chlorination business.
(1) Variance presented as a percentage for items presented in dollar values or basis points (“bps”) for items presented as percentages.

Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Sarah Brown
Director of Corporate Communications
Evoqua Water Technologies
Telephone: 506-454-5495
Email: sarah.brown@evoqua.com